Exhibit 99.1

FOR IMMEDIATE RELEASE:

Bank7 Corp. Announces Agreement to Acquire Controlling Interest in Century Financial Services Corporation

Acquisition Extends Bank7's Southwest Franchise into New Mexico

OKLAHOMA CITY, July 2, 2026 /PRNewswire/ -- Bank7 Corp. (NASDAQ: BSVN) (the “Company”), the parent company of Oklahoma City-based Bank7, today announced that it has entered into a definitive Stock Purchase Agreement to acquire an approximately 71% controlling ownership interest in Century Financial Services Corporation (“Century”), the Santa Fe, New Mexico-based bank holding company for Century Bank.

The shares to be acquired are being sold by a court-appointed receiver through a court-supervised sale process in the receivership proceeding captioned KS StateBank Corporation v. Peters, et al., pending in the U.S. District Court for the District of Arizona. Bank7 has agreed to serve as the “stalking horse” bidder, establishing the floor price and baseline terms for the sale. Consistent with a court-supervised sale, the agreement and the proposed transaction are subject to higher or otherwise better offers solicited through a competitive bidding and auction process, for which we have a matching right, as well as approval by the Court. Completion of the transaction is also subject to the receipt of all required bank regulatory approvals and the satisfaction of customary closing conditions. The transaction is expected to close in the third quarter. There can be no assurance that the transaction will be completed on the terms described, or at all.

Founded in 1887, Century Bank operates nine branches across New Mexico, complemented by two loan production offices in Texas. As of March 31, 2026, Century Bank reported total assets of $1.35 billion, total deposits of $1.22 billion, and gross loans of $826 million.

Upon completion, the transaction would create a combined Southwest banking organization with approximately $3.4 billion in total assets. The Company expects the acquisition to extend its footprint into an attractive and adjacent new market.

“The Century team members have built a solid franchise through a trusted, relationship-driven banking model that has served New Mexico communities for generations. We look forward to working closely together to continue building on their work,” said Thomas L. Travis, President and CEO of the Company. “This transaction extends our footprint into a neighboring Southwest market, represents a disciplined use of our excess capital, and positions the combined organization to deliver personalized, high-touch service to even more business owners and entrepreneurs — all to the benefit of our customers, communities, and shareholders.”

Strategic Rationale

•	Attractive market extension. The acquisition expands Bank7 into New Mexico, with a heavy focus on the Santa Fe market, a contiguous addition to its existing Oklahoma, Texas, and Kansas markets.

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Disciplined use of excess capital. The transaction deploys excess capital that Bank7 has accumulated over time into a franchise-enhancing acquisition, an enhancement the Company believes will generate stronger long-term returns than buybacks, dividends, or organic growth alone.

•	Continuity for customers and communities. Should Bank7’s effort be successful, the Century brand will be retained, and customers will continue working with their longtime bankers.

About Bank7 Corp.

We are Bank7 Corp., a bank holding company headquartered in Oklahoma City, Oklahoma. Through our wholly-owned subsidiary, Bank7, we operate twelve locations in Oklahoma, the Dallas/Fort Worth, Texas metropolitan area and Kansas. We are focused on serving business owners and entrepreneurs by delivering fast, consistent and well-designed loan and deposit products to meet their financing needs.

Advisors

Keefe, Bruyette & Woods, A Stifel Company, is serving as financial advisor to the Company. Nelson Mullins Riley & Scarborough LLP, is serving as legal counsel to the Company.

Forward-Looking Statements

This press release and oral statements made regarding the subject of this press release contain forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the proposed acquisition of a controlling interest in Century, the expected terms, timing, and benefits of the transaction, and the anticipated financial and strategic impact on the combined organization. These statements are subject to significant uncertainties, including, among others, the outcome of the court-supervised bidding and auction process; the possibility that a higher or better competing bid may be selected; the ability to obtain required court and bank regulatory approvals; the satisfaction of closing conditions; the ability to successfully and efficiently integrate the acquired operations and realize anticipated cost savings; the amount and timing of future changes in interest rates, market behavior, and other economic conditions; future laws, regulations, and accounting principles; and changes in regulatory standards and examination policies. Forward-looking statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends,” and similar words or phrases. Any or all of the forward-looking statements in this press release may turn out to be inaccurate, and there can be no assurance that the proposed transaction will be completed on the terms described, or at all. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Contact:

Thomas Travis
President & CEO
(405) 810-8600